Exhibit 99.1

Synacor Appoints Himesh Bhise Chief Executive Officer and Member of Board of Directors

BUFFALO, NY — (August 4, 2014) — Synacor Inc. (NASDAQ: SYNC) today announced it has appointed Himesh Bhise as Chief Executive Officer and a Member of the Board of Directors effective August 4, 2014. The appointment of Mr. Bhise (“be-say”), a leading broadband, multiscreen and mobile executive, signals strong support from an industry veteran for Synacor’s mission to empower global customers to deliver apps, entertainment and services, which are curated and personalized for consumers and available across all devices.

Bhise most recently led New Services & Platforms for Comcast Cable, where he was responsible for incubating and operating growth businesses. His portfolio included new content platforms like XFINITY Streampix, advertising businesses, cloud products, prepaid services and apps, all transforming the consumer TV and video experience.

“The Board of Directors unanimously agreed that Himesh’s track record for rapid growth and EBITDA turnaround, as well as his deep skills in cross-platform technology, content and mobile makes him the right leader for Synacor at this time of enormous opportunity,” said Synacor Chairman Jordan Levy. “We had specific criteria for our new CEO and we were intensely strategic and deliberate about finding the right person—Himesh is that person. We believe no one better understands how to execute against the array of market opportunities available to Synacor, and at an accelerated pace, which he clearly demonstrated during his tenure at Comcast, Charter, AOL and McKinsey. Himesh has a proven ability to set strategy, lead large teams and drive growth and innovation at great scale with success. He also is a natural cultural fit with Synacor, having a history working with the company. The Board is confident Himesh will lead Synacor to the next level.”

“I’ve known Synacor a long time. And now getting a close look at Synacor’s next wave of products for MVPD and OEM customers, I’m confident the company has the assets, customer relationships and, most importantly, the people to overcome today’s challenges. It is a great privilege to be appointed to lead Synacor at this pivotal moment in the company’s history,” said Bhise. “Synacor’s bench of talent is deep. The team is laser-focused on customers and product innovation. I look forward to joining this great team, returning Synacor to growth, and delivering maximum value to all stockholders.”

Bhise is known as a results-oriented business builder with deep operating experience. He has managed complex businesses, working across multiple functions and geographies to build distinctive products and deliver superior operating results. His unique background as an experienced management consultant and company executive has led him to develop a broad perspective and take leadership roles in M&A, product development, sales and marketing. Before Comcast, Bhise was a senior operating executive at Charter Communications, where he was the general manager of its High Speed Internet business, which he helped grow to $1.4 billion, outperforming the industry in revenue growth. Prior to Charter, Bhise served as general manager of AOL’s Mobile division, growing the business substantially working with carriers, OEMs and developers around the world. Earlier, he was with McKinsey & Company as a leader in its telecom and M&A practice. Bhise, a married father of two sons, received his MBA from the Wharton School.

“Himesh Bhise was on our shortlist from day one,” said Synacor Board Director Marwan Fawaz, formerly President Motorola Home and EVP Motorola Mobility, a Google company, as well as EVP Strategy and CTO Charter Communications. “Having known him for years as a respected industry leader, business builder and innovator of multiscreen technologies and content, Himesh was the ideal candidate for Synacor CEO, and we aggressively targeted him. We’re delighted to welcome Himesh as Synacor’s CEO and the newest member of its Board of Directors.”

Today’s announcement concludes a transition process that began in March when Synacor announced a CEO succession plan. Bhise will take over from Ron Frankel who will continue to serve as company advisor and will remain on the Synacor Board of Directors.

About Synacor

Synacor’s white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. In addition, Synacor offers digital ad inventory for brands wanting a customized, targeted, programmatic means of reaching their audiences. Synacor (NASDAQ: SYNC) is headquartered in Buffalo, NY, with tech hubs in Toronto, Ottawa and Boston, and ad sales offices in New York, Detroit and Los Angeles. For more information, visit synacor.com. All Media. One Place. Any Device.

Forward-Looking Statements

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Synacor, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of Synacor. More detailed information about these factors may be found under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Synacor’s annual report on Form 10-K for the year ended December 31, 2013, which is available on the company’s website at investor.synacor.com and on the SEC’s website at www.sec.gov. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts

Investor Contact:

Denise Garcia, MD

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609